Exhibit 11.1 - Statement of Computation of Per Share Earnings
                      (In thousands except per-share data)


                                                        Year Ended March 31
                                                  1997        1996        1995
                                                -------     -------     -------
Primary

Average shares outstanding                        2,438       2,414       2,352

Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                      --          --          --
                                                -------     -------     -------

Total                                             2,438       2,414       2,352
                                                =======     =======     =======

Net loss                                        $(2,179)    $  (801)    $(1,087)
                                                =======     =======     =======

Per share amount                                $ (0.89)    $ (0.33)    $ (0.46)
                                                =======     =======     =======

Note: Fully diluted earnings per share equals primary earnings per share.